INSIDER TRADING POLICY

PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Par Pacific Holdings, Inc. (the “Company”) and the handling of confidential and material non-public information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
SCOPE
All employees and other persons subject to the Policy are responsible for adhering to the Policy. For employees who are subject to a collective bargaining agreement (CBA), the terms of the CBA shall prevail in the event they conflict with the provisions of this Policy.
RESPONSIBLITY
The Legal Department is responsible for the implementation and administration of this Policy.
PERSONS SUBJECT TO ADDITIONAL PROCEDURES
Additional procedures described below apply to the individuals identified on Exhibit A, each of whom has access to material nonpublic information, especially information regarding the financial condition and performance of the Company. Exhibit A will be updated periodically by the Legal Department. This section also covers any employee who has obtained material non-public information about the Company or another company, as well as any person who has received a “tip” from an insider of the Company or another company concerning information about the Company or another company that is material and nonpublic, and trades in Company Securities (as defined below) or another company’s securities.
The Company may also determine that other persons should be subject to these additional procedures, such as contractors or consultants who have access to material nonpublic information, or family members, other members of a person’s household or entities controlled by a person covered by such additional procedures.
TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, debentures, bonds, notes and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with

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this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual subject to this Policy is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
ADMINISTRATION OF THE POLICY
Our General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his absence, another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.
STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information. Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no

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bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•Significant changes in the crack spread;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s pricing or cost structure;
•Major marketing changes;
•A change in management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product, process, or service;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•The imposition of a ban on trading in Company Securities or the securities of another company.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children

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who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding Company Securities are subject to trading restrictions under this Policy.
ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan (“ESPP”). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company Securities acquired under the ESPP are subject to trading restrictions under this Policy.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a blackout period. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is

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the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director or officer of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). All other employees are strongly encouraged not to engage in short term trading. Abuse of this privilege may lead to individual prohibitions.
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. Furthermore, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. For these reasons, short sales of Company Securities are prohibited.
Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited from engaging in such transactions.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
ADDITIONAL PROCEDURES
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic

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information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. Executive officers, directors and those other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two full business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Pre-cleared trades must be effected within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit are subject to pre-clearance again. You must notify the Compliance Officer following completion of the transaction.
Quarterly Trading Restrictions. All executive officers, directors and those other persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, are prohibited from conducting any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning 14 days prior to the end of each fiscal quarter and ending on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter. Please note that the Blackout Period for the fourth quarter of the year may not end until the Blackout Period for the first quarter has begun.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

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RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under certain conditions. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval one day prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
COMPANY TRANSACTIONS
From time to time, the Company may engage in transactions in its own securities. The Company’s practices with respect to share issuances and repurchases are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. The practices are also designed be consistent with the procedures for insiders described above, including, subject to certain exceptions, not transacting during trading blackouts or while the Company is in possession of material nonpublic information. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

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COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (832) 916-3392 or by e-mail at JHollis@parpacific.com, or from any member of the Company’s Legal Department.

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Exhibit A
PERSONS SUBJECT TO THE POLICY
See list provided by the Legal Department.

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